Exhibit 4.6

RIGHTS AGENCY AGREEMENT

THIS RIGHTS AGENCY AGREEMENT (the “Agreement”), between ARC Group Securities Acquisition II (the “Company”), an exempted company incorporated under the laws of the Cayman Islands, and Odyssey Transfer and Trust Company (the “Rights Agent” or “Odyssey”), a trust company incorporated under the laws of Minnesota.

WHEREAS, the Company has received a firm commitment from ARC Group Securities LLC (“ARC Group Securities”), as representative of the several underwriters for the Company’s initial public offering (“Public Offering”), to purchase up to an aggregate of 10,000,000 units (or up to 11,500,000 units if the underwriters’ over-allotment option is exercised in full), each unit (“Unit”) comprised of one Class A ordinary share of the Company, par value US$0.0001 each (a “Class A Ordinary Share”), one redeemable warrant to purchase one Class A Ordinary Share (the “Public Warrants”) and one right to receive one-quarter (1/4) of one Class A Ordinary Share (a “Public Right”) upon the happening of the Exchange Event (as defined below), and in connection therewith, the Company will issue and deliver up to an aggregate of 11,500,000 Public Rights upon the consummation of the Public Offering, 1,500,000 of which are attributable to the over-allotment option;

WHEREAS, simultaneously with the consummation of the Public Offering, the Company will issue and deliver to FDB II (the “Sponsor”) an aggregate of 105,000 private rights (whether or not the over-allotment option is exercised in full by the underwriters) underlying the private units (the “Private Rights”);

WHEREAS, the Company may issue up to an additional 250,000 rights, which will be identical to the Private Rights, under additional private units in consideration of certain working capital loans that may be made by the Sponsor (together with the Public Rights, the Private Rights, and along with such other rights as the Company may issue from time to time hereunder, the “Rights”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, File No. 333-291339 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Units, Public Rights and the Class A Ordinary Shares issuable to the holders of the Units and Public Rights;

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Rights;

WHEREAS, the Company desires to provide for the form and provisions of the Rights, the terms upon which they shall be issued, and the respective rights, limitation of rights, and immunities of the Company, the Rights Agent, and the holders of the Rights; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Rights, when executed on behalf of the Company and countersigned by or on behalf of the Rights Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company for the Rights, and the Rights Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Rights.

2.1.	Form of Right. Each Right shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chair of the Board or Chief Executive Officer and any other director or officer (including, without limitation any Secretary or Assistant Secretary) of the Company and shall bear a facsimile of the Company’s seal (if the Company has adopted a seal). In the event the person whose facsimile signature has been placed upon any Right shall have ceased to serve in the capacity in which such person signed the Right before such Right is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2.	Effect of Countersignature. Unless and until countersigned by the Rights Agent pursuant to this Agreement, a Right shall be invalid and of no effect and may not be exchanged for Class A Ordinary Shares.

2.3.	Registration.

2.3.1.	Rights Register. The Rights Agent shall maintain books (“Rights Register”) for the registration of original issuance and the registration of transfer of the Rights. Upon the initial issuance of the Rights, the Rights Agent shall issue and register the Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Rights Agent by the Company.

2.3.2.	Registered Holder. Prior to due presentment for registration of transfer of any Right, the Company and the Rights Agent may deem and treat the person in whose name such Right shall be registered upon the Right Register (“registered holder”) as the absolute owner of such Right and of each Right represented thereby (notwithstanding any notation of ownership or other writing on the Right Certificate made by anyone other than the Company or the Rights Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

2.4.	Detachability of Rights. The securities comprising the Units, including the Rights, will not be separately transferable until the fifty-second (52nd) day after the date hereof unless ARC Group Securities informs the Company of its decision to allow earlier separate trading, but in no event will separate trading of the securities comprising the Units begin until (i) the Company files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the over-allotment option, if the over-allotment option is exercised on the date hereof, and (ii) the Company issues a press release and files a Current Report on Form 8-K announcing when such separate trading shall begin.

3.	Terms and Exchange of Rights.

3.1.	Rights. Each Right shall entitle the holder thereof to receive one-fourth (1/4) of one Class A Ordinary Share upon the happening of the Exchange Event (described below). No additional consideration shall be paid by a holder of Rights in order to receive his, her or its Class A Ordinary Shares upon the Exchange Event as the purchase price for such Class A Ordinary Shares has been included in the purchase price for the Units. In no event will the Company be required to net cash settle the Rights or issue fractional Class A Ordinary Shares.

3.2.	Exchange Event. The Exchange Event shall be the Company’s consummation of an initial Business Combination (as defined in the Company’s amended and restated memorandum and articles of association, as amended and restated from time to time, the “Articles”).

3.3.	Exchange of Rights.

3.3.1.	Issuance of Certificates. As soon as practicable upon the occurrence of the Exchange Event, the Company shall direct holders of the Rights to return their Rights Certificates to the Rights Agent. If the Company is not the surviving entity in a Business Combination, the holder of Rights must affirmatively elect to such conversion. Upon receipt of a valid Rights Certificate, the Company shall issue to the registered holder of such Right(s) a certificate or certificates for the number of full Class A Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it. Notwithstanding the foregoing, or any provision contained in this Agreement to the contrary, in no event will the Company be required to net cash settle the Rights. The Company shall not issue fractional Class A Ordinary Shares upon exchange of Rights. At the time of the Exchange Event, the Company will instruct the Rights Agent to round down to the nearest whole Class A Ordinary Share or otherwise inform it how fractional Class A Ordinary Shares will be addressed in accordance with the Articles, the Companies Act (as amended) of the Cayman Islands and other applicable law.

3.3.2.	Valid Issuance. All Class A Ordinary Shares issued upon an Exchange Event in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.3.	Date of Issuance. Each person in whose name any such certificate for Class A Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date of the Exchange Event, irrespective of the date of delivery of such certificate.

3.3.4.	Company Not Surviving Following Exchange Event. If the Exchange Event results in the Company not continuing as a publicly held reporting entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration as the holders of the Class A Ordinary Shares will receive in with the Exchange Event, for the number of shares such holder is entitled to pursuant to Section 3.1 above.

3.4.	Duration of Rights. If the Exchange Event does not occur within 12 months (or 15 months if the Company, within 12 months of the closing of the Offering has executed a definitive agreement for the business combination) from the closing of the Public Offering, or such other time period as described in the Articles, and such Business Combination has not yet been consummated within the applicable time period, the Rights shall expire and shall be worthless.

4.	Transfer and Exchange of Rights.

4.1.	Registration of Transfer. The Rights Agent shall register the transfer, from time to time, of any outstanding Right upon the Right Register, upon surrender of such Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Right representing an equal aggregate number of Rights shall be issued and the old Right shall be cancelled by the Rights Agent. The Rights so cancelled shall be delivered by the Rights Agent to the Company from time to time upon request.

4.2.	Procedure for Surrender of Rights. Rights may be surrendered to the Rights Agent, together with a written request for exchange or transfer, and thereupon the Rights Agent shall issue in exchange therefor one or more new Rights as requested by the registered holder of the Rights so surrendered, representing an equal aggregate number of Rights; provided, however, that in the event that a Right surrendered for transfer bears a restrictive legend, the Rights Agent shall not cancel such Right and issue new Rights in exchange therefor until the Rights Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Rights must also bear a restrictive legend.

4.3.	Fractional Rights. The Rights Agent will not issue fractional shares in connection with an exchange or transfer of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with Cayman Islands law. As a result, holders must hold Rights in multiples of 4 in order to receive shares for all of the Rights held upon closing of a Business Combination.

4.4.	Service Charges. No service charge shall be made for any exchange or registration of transfer of Rights.

4.5.	Adjustments to Conversion Ratios. The number of Class A Ordinary Shares that the holders of Rights are entitled to receive as a result of the occurrence of an Exchange Event shall be equitably adjusted to reflect appropriately the effect of any share split, subdivision, reverse share split, consolidation, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Class A Ordinary Shares occurring on or after the date hereof and prior to the Exchange Event.

4.6.	Right Execution and Countersignature. The Rights Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Rights required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Rights Agent, will supply the Rights Agent with Rights duly executed on behalf of the Company for such purpose.

5.	Other Provisions Relating to Rights of Holders of Rights.

5.1.	No Rights as Shareholder. Until exchange of a Right for Class A Ordinary Shares as provided for herein, a Right does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to sign written resolutions or to receive notice as shareholders in respect of the meetings of shareholders or the appointment of directors of the Company or any other matter.

5.2.	Lost, Stolen, Mutilated, or Destroyed Rights. If any Right is lost, stolen, mutilated, or destroyed, the Company and the Rights Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Right, include the surrender thereof), issue a new Right of like denomination, tenor, and date as the Right so lost, stolen, mutilated, or destroyed. Any such new Right shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Right shall be at any time enforceable by anyone.

5.3.	Reservation of Class A Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A Ordinary Shares that will be sufficient to permit the exchange of all outstanding Rights issued pursuant to this Agreement.

6.	Concerning the Rights Agent and Other Matters.

6.1.	Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Rights Agent in respect of the issuance or delivery of Class A Ordinary Shares upon the exchange of Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Rights or such shares.

6.2.	Resignation, Consolidation, or Merger of Rights Agent.

6.2.1.	Appointment of Successor Rights Agent. The Rights Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Rights Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Rights Agent in place of the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Rights Agent or by the holder of the Right (who shall, with such notice, submit his, her or its Right for inspection by the Company), then the holder of any Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Rights Agent at the Company’s cost. Any successor Rights Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Rights Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Rights Agent with like effect as if originally named as Rights Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Rights Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Rights Agent all the authority, powers, and rights of such predecessor Rights Agent hereunder; and upon request of any successor Rights Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Rights Agent all such authority, powers, rights, immunities, duties, and obligations.

6.2.2.	Notice of Successor Rights Agent. In the event a successor Rights Agent shall be appointed, the Company shall give notice thereof to the predecessor Rights Agent and the transfer agent for the Class A Ordinary Shares not later than the effective date of any such appointment.

6.2.3.	Merger or Consolidation of Rights Agent. Any corporation into which the Rights Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party shall be the successor Rights Agent under this Agreement without any further act.

6.3.	Fees and Expenses of Rights Agent.

6.3.1.	Remuneration. The Company agrees to pay the Rights Agent reasonable remuneration for its services as such Rights Agent hereunder and will reimburse the Rights Agent upon demand for all expenditures that the Rights Agent may reasonably incur in the execution of its duties hereunder.

6.3.2.	Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing of the provisions of this Agreement.

6.4.	Liability of Rights Agent.

6.4.1.	Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chief Financial Officer and delivered to the Rights Agent. The Rights Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2.	Indemnity. The Rights Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. Subject to Section 6.6, the Company agrees to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Rights Agent in the execution of this Agreement except as a result of the Rights Agent’s gross negligence or willful misconduct.

6.4.3.	Exclusions. The Rights Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A Ordinary Shares to be issued pursuant to this Agreement or any Right or as to whether any Class A Ordinary Shares will, when issued, be valid and fully paid and nonassessable.

6.5.	Acceptance of Agency. The Rights Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.

6.6.	Waiver. The Rights Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Rights Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

7.	Miscellaneous Provisions.

7.1.	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2.	Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Rights Agent), as follows:

if to Odyssey, to:

Odyssey Transfer and Trust Company

2155 Woodlane Drive, Suite 100

Woodbury, MN 55125

Attn: Client Services

Email: clientsus@odysseytrust.com

 if to the Company, to:

ARC Group Securities Acquisition II

398 Mill Ave, Suite 306

Tempe, AZ 85281

Attention: Arham Bin Abdul Rahman, Chief Executive Officer

Email: [●]

 in each case, with copies, which shall not constitute notice, to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Gil Savir

Email: gil.savir@paulhastings.com

7.3.	Applicable Law. The validity, interpretation, and performance of this Agreement and of the Rights shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, this provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

7.4.	Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Rights and, for the purposes of Sections 3.1, 3.2, 7.4 and 7.8 hereof, , any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 3.1, 3.2, 7.4 and 7.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and with respect to Sections 3.1, 3.2, 7.4 and 7.8 hereof) and their successors and assigns and of the registered holders of the Rights.

7.5.	Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Rights Agent for inspection by the registered holder of any Right. The Rights Agent may require any such holder to submit his, her or its Right for inspection by it.

7.6.	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.7.	Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.8.	Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders hereunder. All other modifications or amendments shall require the written consent or vote of the registered holders of a majority of the then outstanding Rights.

7.9.	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

ARC GROUP SECURITIES ACQUISITION II

By:
Name:	Arham Bin Abdul Rahman
Title:	Chief Executive Officer

ODYSSEY TRANSFER AND TRUST COMPANY

By:
Name:
Title:

[Signature Page to the Rights Agreement]

Form of Right Certificate

NUMBER	RIGHTS

ARC GROUP SECURITIES ACQUISITION II

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [●]

THIS CERTIFIES THAT, for value received ___________________

is the registered holder of a right or rights (each, a “Right”) to receive one-quarter (1/4) of one Class A ordinary share, of US$0.0001 par value each (“Ordinary Shares”), of ARC Group Securities Acquisition II (the “Company”) for each Right evidenced by this Rights Certificate on the Company’s consummation of an initial Business Combination (as defined in the Company’s amended and restated memorandum and articles of association, as amended and restated from time to time (“Articles”), and the prospectus relating to the Company’s initial public offering (“Prospectus”)) upon surrender of this Right Certificate pursuant to the Rights Agency Agreement between the Company and Odyssey Trust Company, as Rights Agent. In no event will the Company be required to net cash settle any Right or issue a fractional Ordinary Share.

Upon the liquidation of the Company in the event that an initial Business Combination is not consummated within the period of time set forth in, or such later time as the shareholders of the Company may approve in accordance with, the Articles , the Right(s) shall expire and be worthless. The holder of a Right shall have no right or interest of any kind in the Company’s Trust Account (as defined in the Articles and the Prospectus).

Upon due presentment for registration of transfer of the Right Certificate at the office or agency of the Rights Agent, a new Right Certificate or Right Certificates of like tenor and evidencing in the aggregate a like number of Rights shall be issued to the transferee in exchange for this Right Certificate, without charge except for any applicable tax or other governmental charge. The Company shall not issue fractional Ordinary Shares upon conversion of the Rights. The Company reserves the right to deal with any fractional entitlement at the relevant time in accordance with the Articles, the Companies Act (as amended) of the Cayman Islands and other applicable law (as provided in the Rights Agreement).

The Company and the Rights Agent may deem and treat the registered holder as the absolute owner of this Right Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any conversion hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

This Right does not entitle the registered holder to any of the rights of a shareholder of the Company.

Dated:

PRESIDENT	CHIEF FINANCIAL OFFICER
Odyssey Transfer and Trust Company

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	– as tenants in common	UNIF GIFT MIN ACT	–	Custodian
			(Cust)	(Minor)
TEN ENT	– as tenants by the entireties
JT TEN	– as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act

(State)

Additional Abbreviations may also be used though not in the above list.

The Company will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights. This certificate and the rights represented thereby are issued and shall be held subject to all the provisions of the Articles, the Rights Agreement and all amendments thereto (copies of which may be obtained from the Company), to all of which the holder of this certificate by acceptance hereof assents.

For value received, hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE
(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)
rights represented by the within Certificate, and do hereby irrevocably constitute and appoint

_____________________________________________________Attorney to transfer said rights on the books of the within named Company with full power of substitution in the premises.

Dated _______________________________

Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

The holder of this certificate shall have no right or interest of any kind in or to the funds held in the Trust Account (as defined in the Articles and the Prospectus).